EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of CorVel Corporation (the “Company”), pertaining to the CorVel Corporation Restated Omnibus Incentive Plan (formerly, the Restated 1988 Executive Stock Option Plan), of our report dated June 10, 2020, relating to the Company’s consolidated financial statements, financial statement schedule and internal controls, included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

/s/ HASKELL & WHITE LLP

Irvine, California

August 21, 2020